Exhibit 99.1

Contact:	Susan E. Moss
Senior Vice President, Marketing and Communications
(502) 596-7296

KINDRED BOARD ANNOUNCES DEATH OF BOARD MEMBER JOHN SHORT

LOUISVILLE, Ky. (April 13, 2015) – The Board of Directors of Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) mourns the loss of Board member John H. Short, Ph.D., who was killed on April 10 in an aircraft accident in central Idaho.

“Throughout John’s service to Kindred, we have benefited from his commitment to the patients we serve as well as the vast knowledge and expertise he brought to the Board,” said Phyllis R. Yale, Chair of Kindred’s Board. “Personally, I value the friendship and strategic counsel that John shared with me. Our thoughts are with his wife, Mary, and the rest of his family in this difficult time.”

“The untimely passing of John is a loss to the entire healthcare community,” said Benjamin A. Breier, Kindred’s President and Chief Executive Officer. “We will miss his appreciation of, and dedication for, the care our teams provide each day and the personal friendships he offered to so many throughout the industry.”

Dr. Short had served as President and Chief Executive Officer of RehabCare from May 2004 until June 2011, when Kindred acquired RehabCare. Dr. Short had served as a director of the Company since June 2011. Dr. Short also served as a principal of Short Consulting, LLC, a firm that provides business consulting services to a broad range of healthcare providers.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-85 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of approximately $7.2 billion1. At December 31, 2014, on a pro forma basis to include Gentiva and Centerre, Kindred through its subsidiaries had approximately 103,000 employees providing healthcare services in 2,872 locations in 47 states, including 97 transitional care hospitals, 16 inpatient rehabilitation hospitals, 90 nursing centers, 22 sub-acute units, 634 Kindred at Home hospice, home health and non-medical home care locations, 100 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,913 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

[1]	Revenues were computed by combining the twelve months ended December 31, 2014 data for Kindred, Gentiva Health Services, Inc. (“Gentiva”), which was acquired by the Company on February 2, 2015, and Centerre Healthcare Corporation (“Centerre”), which was acquired by the Company on January 1, 2015.

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